Exhibit 4.7

[ON COMPANY LETTERHEAD]

Notice of Offer of 9% Convertible Subordinated Debentures due [MATURITY DATE]
Pursuant to Subscription Rights

[MAILING DATE]

To Securities Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

This Notice is being distributed by Community West Bancshares (“Community West”) to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Community West of 9% Convertible Subordinated Debentures due [MATURITY DATE] (the “Debentures”) pursuant to non-transferable subscription rights (the “Rights”) being distributed to all holders of record of Community West’s common stock, no par value (the “Common Stock”), at the close of business on March 31, 2010 (the “Record Date”). The Rights and Debentures are described in the Community West prospectus dated [PROSPECTUS DATE] (the “Prospectus”).  The Rights will expire, if not exercised, at 5:00 p.m., Pacific Time, on [RIGHTS EXP DATE], unless extended in the sole discretion of Community West (as it may be extended, the “Rights Offering Expiration Date”).

As described in the accompanying Prospectus, holders of Common Stock as of the Record Date will receive one (1) Right which entitles the holder thereof to subscribe for a Debenture in the principal amount of $1,000 for every 1,000 shares of Common Stock, or a fraction thereof, held by such holder on the Record Date (the “Basic Subscription Privilege”) at a subscription price equal to 100% of the principal amount (the “Subscription Price”).

Debentures are being issued in denominations of $1,000 and integral multiples of $1,000.  A holder may “round-up” the number of shares of Common Stock owned on the Record Date to 1,000, if such holder owned less than 1,000 shares on the Record Date, or to the nearest integral of 1,000, if such holder owned more than 1,000 shares on the Record Date, for purposes of determining the principal amount of the Debenture such holder is entitled to purchase with the Right (the “Rounding-Up Privilege.”)  For example, if the holder owned 100 shares of Common Stock on the Record Date, the Rounding-Up Privilege entitles the holder to “round-up” the number of shares of Common Stock to 1,000 and, therefore, the Basic Subscription Privilege entitles the holder to purchase one Debenture in the principal amount of $1,000.  Similarly, if the holder held 1,050 shares of Common Stock on the Record Date, the Rounding-Up Privilege entitles the holder to “round-up” the number of shares of Common Stock to 2,000 and, therefore, the holder’s Basic Subscription Privilege entitles the holder to purchase a Debenture in the principal amount of $2,000.  The holder can, of course, “round-down” the number of shares of Common Stock to the nearest integral of 1,000 and exercise such holder’s Basic Subscription Privilege for a Debenture in like amount.

If a holder exercises the holder's Basic Subscription Privilege in full including the Rounding-Up Privilege, that holder may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase additional Debentures that remain unsubscribed for at the expiration of the Rights Offering. If holders exercising their Over-Subscription Privilege subscribe to purchase a greater principal amount of Debentures than is available to be purchased pursuant to the Rights Offering, Community West will allocate the Debentures among shareholders exercising their Over-Subscription Privilege as the Board of Directors of Community West determines in its sole and absolute discretion.    Excess subscription payments will be returned to subscribers without interest.

The Rights are evidenced by non-transferable Subscription Certificates (the “Subscription Certificates”) and will cease to be exercisable at the close of business on the Rights Offering Expiration Date.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All fees and other expenses incurred in connection with the exercise of the Right will be for the account of the holder of the Right, and none of such fees or expenses will be paid by Community West.

Enclosed are copies of the following documents:

1.	a copy of the Prospectus;
2.	your Subscription Certificate;
3.
a form of letter, including a Beneficial Owner Election Form, which may be sent to your clients for whose account you hold shares of Common Stock registered in your name or the name of your nominee; and

4.	a return envelope addressed to Computershare Trust Company, N.A., the subscription agent for the Rights Offering.

In order to exercise a Right, you must complete and sign this Subscription Certificate and return it in the envelope provided together with payment of an amount equal to the Subscription Price of the Debentures subscribed for (including pursuant to the Rounding-Up Privilege and the Over-Subscription Privilege) to Computershare before 5:00 p.m. pacific time, on [RIGHTS EXP DATE] at the following:

Computershare Trust Company, N.A.
By Mail: Computershare Trust Company N.A. Attention: Corporate Actions Community West Bancshares Rights Offering P.O. Box 43011 Providence, RI 02940-3011	By Express Mail or Overnight Courier: Computershare Trust Company N.A. Attention: Corporate Actions Community West Bancshares Rights Offering 250 Royall Street, Suite V Canton, MA 02021

To timely subscribe for Debentures, we must receive the Subscription Price in full, along with the completed Subscription Certificate before the Rights Offering Expiration Date in the form of:

•	a certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to “Computershare Trust Company, N.A.”; or

•	a personal check payable to “Computershare Trust Company, N.A.” that must have cleared payment.

You cannot revoke the exercise of your Right. Rights not exercised prior to the Rights Offering Expiration Date will expire and thereafter will not be exercisable.

Very truly yours,

COMMUNITY WEST BANCSHARES

Additional copies of the enclosed materials, as well as separate Beneficial Owner Election Forms, may be obtained by contacting the information agent for the Offering at:

Georgeson Inc.
199 Water Street – 26th Floor
New York, New York 10038
(866) 203-9357

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF COMMUNITY WEST BANCSHARES OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF COMMUNITY WEST BANCSHARES WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.